INTERSECTIONS INC. ANNOUNCES CHANGES TO ITS EXECUTIVE TEAM

CHANTILLY, VA. – January 4, 2007 – Intersections Inc. (NASDAQ: INTX) today announced changes to its executive team as part of a management reorganization. John G. Scanlon, who has been employed by Intersections since November 13, 2006, has been promoted to Executive Vice President. Mr. Scanlon's duties will include strategic development, as well as oversight of business development, product development and product management. Kenneth D. Schwarz, who most recently was President, Consumer & Small Business, is leaving the company. Mr. Schwarz's former duties will be assumed by Intersections' Chief Executive Officer, Michael Stanfield, Mr. Scanlon, and other senior executives.

"These changes to our executive team continue an effort we began last year to reorganize our management structure to support our strategic plan," said Michael Stanfield. "We thank Mr. Schwarz for his service and contributions to the company," Mr. Stanfield added, "and wish him all the best in his future endeavors."

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered "forward-looking statements." Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company's filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections Inc.

Intersections Inc. (NASDAQ: INTX) is a leading provider of branded and fully customized identity management solutions. By integrating its technology solutions with its comprehensive services, Intersections safeguards more than 5 million customers, who are primarily received through marketing partnerships and consumer-direct marketing of the company's Identity Guard® brand. Intersections also provides consumer-oriented insurance and membership products through marketing partnerships with the major mortgage servicers in the United States as well as other financial institutions through its subsidiary, Chartered Marketing Services, Inc. Additionally, through majority-owned Screening International LLC, Intersections provides pre-employment background screening services domestically and internationally in partnership with Control Risks Group Limited of the United Kingdom. Learn more about Intersections Inc. at www.intersections.com.

Contact:

John Scanlon
703-488-6100
intxinvestorrelations@intersections.com